Exhibit 99.3

Termination Agreement

This Termination Agreement (the “Agreement”), dated effective the 4th day of June 2018, (the “Effective Date”) is by and between Accelerated Healthcare Innovations LLC, a Massachusetts limited liability company (hereinafter referred to as the “Consultant”), and IIOT-OXYS, Inc., a Nevada corporation (hereinafter referred to as the “Company”).

Recitals:

A.              On March 1, 2018, the Company entered into a Consulting Agreement, as amended (the “Consulting Agreement”), with the Consultant to provide consulting services to the Company.

B.               The Consultant is owned and controlled by Clifford L. Emmons, who was appointed as CEO of the Company effective June 4, 2018.

C.               In connection with the appointment of Mr. Emmons as CEO of the Company, the Consultant and the Company wish to mutually terminate the Consulting Agreement.

Now, therefore, in consideration of the faithful performance of the obligations set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Consultant and the Company hereby agree as follows.

1.                Termination of Consulting Agreement. The Consultant and the Company hereby mutually terminate the Consulting Agreement retroactive to the Effective Date. Only Sections 12, 13, 14, 15, 16, 17, and 20 shall survive the termination of the Consulting Agreement and are incorporated herein by this reference.

2.                Accrued Fees. The Consultant hereby waives any rights to the payment by the Company of any accrued fees which have not been invoiced to the Company as of the Effective Date. As of the date of this Agreement, the Consultant has invoiced to the Company and the Company has paid to the Consultant a total of $12,000 pursuant to the Consulting Agreement and Consultant hereby agrees that the Company shall not be liable for the payment of any additional fees.

In Witness Whereof, each of the parties hereto, thereunto duly authorized, has executed this Termination Agreement the respective day and year set forth below.

Company:	IIOT-OXYS, Inc.

Date: July 31, 2018	By /s/ Patrick Phillips
Patrick Phillips, COO

Consultant:	Accelerated Healthcare Innovations LLC

Date: July 31, 2018	By /s/ Clifford L. Emmons
Clifford L. Emmons, Managing Member